Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS
AND DECLARES 60TH CONSECUTIVE QUARTERLY DIVIDEND

October 22, 2025 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended September 30, 2025, of $18.3 million, or $0.80 per basic and $0.79 per diluted common share, compared to net income of $4.8 million, or $0.22 per basic and diluted common share, for the second quarter of 2025, and exceeded the consensus analyst estimate of $0.71 per diluted common share for the third quarter of 2025.

Key Highlights of the Third Quarter of 2025:

•Net income available to common shareholders increased 48.7% to $18.3 million, or $0.80 per basic and $0.79 per diluted common share, for the third quarter of 2025, compared to net income of $12.3 million, or $0.74 per basic and diluted common share, for the third quarter of 2024. The increase in net income per diluted share was partially offset by the higher number of shares outstanding in 2025, which contributed to the lower year-over-year EPS growth rate. Net income for the nine months ended September 30, 2025 increased 1.6% to $36.8 million, or $1.73 per basic and $1.70 per diluted common share, compared to $36.2 million for the nine months ended September 30, 2024, or $2.18 per basic and diluted common share.

•Net interest margin increased to 3.60% for the quarter ended September 30, 2025, compared to 3.44% for the second quarter of 2025, and 3.13% for the third quarter of 2024. This represents a 16 and 47 basis point ("bp") increase compared to the second quarter of 2025 and third quarter of 2024, respectively. That expansion was accomplished by continued improvement in deposit cost of funds and loan yields over the last nine and twelve months.

•Loan balances declined by $11.8 million, or 1.0% (annualized), during the third quarter of 2025. Total loans increased $378.1 million, or 8.5%, to $4.8 billion at September 30, 2025, compared to $4.4 billion at December 31, 2024. Excluding the William Penn acquisition loans of $431.4 million, the organic loan portfolio as of September 30, 2025 declined $53.3 million or 1.2% from the year ended December 31, 2024. This decline was primarily due to elevated commercial real estate payoffs that outpaced new originations.

•Deposits decreased $106.9 million, or 7.8% (annualized), during the third quarter of 2025, compared to an increase of $717.5 million, or 60.8% (annualized), during the second quarter of 2025. This decrease was driven by a planned exit of approximately $175 million in brokered certificates of deposit to deploy excess liquidity, lower funding costs, and realize gains of $279 thousand on associated interest rate swaps. Additionally, there was a $20.7 million decrease in noninterest-bearing accounts, offset by an $85.3 million increase in interest-bearing transaction accounts. Total deposits increased $652.8 million or 13.9% to $5.3 billion at September 30, 2025, compared to $4.7 billion at December 31, 2024. Excluding the William Penn acquisition deposits of $619.8 million, organic deposit growth as of September 30, 2025 increased $33.0 million or 2.8%, annualized from the year ended December 31, 2024.

•The core efficiency ratio(1) improved to 58.80% in the third quarter of 2025, compared to 62.56% in the second quarter of 2025, and 64.89% in the third quarter of 2024.

•Book value per common share improved to $34.56 as of September 30, 2025, compared to $33.85 as of June 30, 2025, and $34.48 as of September 30, 2024. Tangible book value per common share (1) was $27.96 as of September 30, 2025, compared to $27.22 and $26.36 as of June 30, 2025 and September 30, 2024, respectively.

•On September 24, 2025, Mid Penn entered into an Agreement and Plan of Merger, by and between Mid Penn and 1st Colonial Bancorp, Inc., in a cash and stock deal valued at nearly $101 million. The deal is expected to close in the first or second quarter of 2026, subject to the satisfaction of customary closing conditions, including regulatory approvals and approval by 1st Colonial shareholders.

•On September 25, 2025, Mid Penn entered into an agreement to acquire Cumberland Advisors. Cumberland Advisors, a registered investment advisory firm, recorded a year-to-date annualized revenue of $9.0 million as of the quarter ended June 30, 2025, and is expected to bring approximately $3.3 billion new assets under management to the combined company. The deal is expected to close in the fourth quarter of 2025, subject to customary closing conditions.

•As a result of the foregoing, the Board of Directors declared a cash dividend of $0.22 per common share, payable November 24, 2025, to shareholders of record as of November 10, 2025.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"We are pleased to announce our third quarter results of operations to our shareholders.

Within a quarter that included the announcement of two planned acquisitions, we delivered solid GAAP earnings of $0.80 (per average outstanding share within the quarter), compared to consensus estimate of $0.71 per share, 3Q24 of $0.74 per share and 2Q25 of $0.22 per share.

Our success was driven by a confluence of factors. Through repricing of existing loans, disciplined pricing on new loans, accretion from acquired loans, and a marginal improvement in deposit cost of funds, our net interest margin expanded by 16 basis points within the quarter and is now up to 3.6%. There is still some progress needed to get back to our pre-inverted yield curve days but we have seen great progress over the last seven quarters.

Asset quality was spectacular within the quarter, continuing a trend that has been occurring for several years now. While net charge offs were less than $100,000 for the quarter, nonperforming assets were down slightly from 2Q25.

Annualized revenues for 3Q25 were $247.2 million, versus annualized revenues for 2Q25 of $217.2 million for an annualized increase of $30 million or 13.8%. Solid revenue expansion.

When excluding M&A costs incurred in 2Q25, noninterest expenses were basically flat between the two linked quarters, as evidenced by a 377 basis point decrease in our core efficiency ratio as it declined from 62.6% in 2Q25 to 58.8% in 3Q25.

Good revenue growth + good NIM expansion + flat operating expenses + solid asset quality = a great quarter of performance for Mid Penn, even while shifting some resources toward the announcement of two meaningful M&A transactions.

With all that in mind, I happily announce, on behalf of the Board of Directors, an increase to our quarterly dividend of 10% going up to $0.22 per common share for the 3rd quarter, payable November 24, 2025, to shareholders of record as of November 10, 2025."

Net Interest Income
For the three months ended September 30, 2025, net interest income was $53.6 million, compared to net interest income of $48.2 million for the three months ended June 30, 2025, and $40.2 million for the three months ended September 30, 2024. The tax-equivalent net interest margin for the three months ended September 30, 2025 was 3.60% compared to 3.44% and 3.13% for the second quarter of 2025 and third quarter of 2024, respectively, representing a 16 bp increase from the second quarter of 2025, and a 47 bp increase compared to the same period in 2024.
The yield on interest-earning assets increased to 5.81% for the quarter ended September 30, 2025, from 5.69% for the three months ended June 30, 2025, and 5.73% for the three months ended September 30, 2024. The increase from the second quarter of 2025 was primarily due to an increase in interest income on loans, and an increase in the average balance of Federal Funds Sold.
For the nine months ended September 30, 2025, net interest income increased 25.1% to $144.3 million compared to net interest income of $115.4 million for the same period of 2024. The increase was primarily driven by a $17.9 million increase in interest income on loans, a $4.7 million increase in Federal Funds Sold, and a $9.7 million decrease in interest expense on short-term borrowings, partially offset by a $6.4 million increase in interest expense on deposits, compared to the same period of 2024.
Average Balances
Average balances for the year ended September 30, 2025 continue to be impacted by the William Penn acquisition given that the acquisition closed on April 30, 2025. Day one increases in loans, total assets, deposits, and total liabilities were $431.4 million, $727.7 million, $619.8 million, and $630.2 million, respectively.
Average loans increased $79.5 million to $4.8 billion for the quarter ended September 30, 2025, compared to $4.7 billion for the quarter ended June 30, 2025, and increased $398.2 million compared to $4.4 billion for the quarter ended September 30, 2024.
Average deposits were $5.5 billion for the third quarter of 2025, reflecting an increase of $308.4 million, or 6.0%, compared to total average deposits of $5.2 billion in the second quarter of 2025, and an increase of $870.5 million, or 18.9%, compared to total average deposits of $4.6 billion for the third quarter of 2024. The average cost of deposits was 2.37% for the third quarter of 2025, representing a 2 bp decrease and a 31 bp decrease from the second quarter of 2025 and the third quarter of 2024, respectively.
Cost of funds decreased to 2.39%, compared to 2.44% for the second quarter of 2025. Despite a higher total interest expense, cost of funds improved during the quarter, primarily due to the growth in average noninterest-bearing and interest-bearing demand deposits.
Asset Quality
The total benefit for credit losses, including benefit for credit losses on off-balance sheet credit exposures, was $434.0 thousand for the three months ended September 30, 2025, a decrease of $2.7 million compared to the provision for credit losses of $2.3 million for the three months ended June 30, 2025, and a $950 thousand decrease compared to the provision for credit losses of $516 thousand for the three months ended September 30, 2024. The decrease in provision was primarily driven by lower loan balances as a result of an increase in observed prepayment speeds. Net charge offs for the three months ended September 30, 2025 were $91 thousand, or less than 0.002% of total average loans.
The provision for credit losses on loans was $2.4 million for the nine months ended September 30, 2025, an increase of $595 thousand compared to the provision for credit losses of $1.8 million for the nine months ended September 30, 2024. This increase for the nine months ended September 30, 2025 was primarily due to a $2.3 million reserve on non-PCD loans acquired through the William Penn acquisition, partially offset by lower loan balances as a result of an increase in observed prepayment speeds. The benefit for credit losses on off-balance sheet credit exposures was $247 thousand and $243 thousand for the three and nine months ended September 30, 2025, respectively.
Allowance for credit losses - loans was 0.77%, 0.78%, and 0.80% of loans, net of unearned income at September 30, 2025, June 30, 2025, and September 30, 2024, respectively.
Total nonperforming assets were $27.3 million at September 30, 2025, compared to nonperforming assets of $28.0 million and $17.7 million at June 30, 2025 and September 30, 2024, respectively. The decrease during the third quarter of 2025 primarily related to a decrease in commercial real estate non-accrual loans. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.68% at September 30, 2025, compared to 0.58% and 0.61% as of June 30, 2025 and September 30, 2024, respectively.
Capital
Shareholders’ equity increased $141.3 million, or 21.6%, from $655.0 million as of December 31, 2024, to $796.3 million as of September 30, 2025. Retained earnings increased $13.7 million, or 7.2%, from $191.6 million as of June 30, 2025 to $205.3 million as of September 30, 2025. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at September 30, 2025. Additionally, Mid Penn declared $4.6 million in dividends during the third quarter of 2025.
On April 23, 2025, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("the Program") effective through April 30, 2026. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the nine months ended September 30, 2025, Mid Penn repurchased 70,669 shares of common stock at an average price of $28.45. As of September 30, 2025, Mid Penn repurchased a total of 511,391 shares of common stock at an average price of $23.57 per share under the Program. The Program had approximately $2.9 million remaining available for repurchase as of September 30, 2025.
Noninterest Income
For the three months ended September 30, 2025, noninterest income totaled $8.2 million, an increase of $2.0 million, or 33.2%, compared to noninterest income of $6.1 million for the second quarter of 2025. The increase is primarily due to a $337 thousand increase in mortgage banking, a $114 thousand increase in earnings from the cash surrender value of life insurance, and a $1.6 million increase in other noninterest income, driven by $534 thousand in recoveries on loans previously acquired in business combinations. These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date. This increase also includes $420 thousand gain on the closing of an investment of a reinsurance entity acquired from another institution, and $279 thousand in swap cancellation gains tied to eliminated brokered deposits.
For the nine months ended September 30, 2025, noninterest income totaled $19.6 million, an increase of $3.2 million, or 19.7%, compared to noninterest income of $16.3 million for the nine months ended September 30, 2024. The increase in noninterest income is primarily driven by a $509 thousand increase in earnings from the cash surrender value of life insurance, a $460 thousand increase in mortgage banking, a $421 thousand increase in fiduciary and wealth management, and a $1.7 million increase in other noninterest income, driven by $534 thousand in recoveries on loans previously acquired in business combinations. These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date. This increase also includes a $420 thousand gain on the closing of an investment of a reinsurance entity acquired from another institution, and $279 thousand in swap cancellation gains tied to eliminated brokered deposits.
Noninterest Expense
For the three months ended September 30, 2025, noninterest expense totaled $38.0 million, a decrease of $9.8 million, or 20.54%, compared to noninterest expense of $47.8 million in the second quarter of 2025.

Merger and acquisition expenses decreased $10.8 million, primarily reflecting the absence of $11.2 million of merger related expenses related to the William Penn acquisition and $164 thousand related to the Charis Insurance Group acquisition, both of which closed in the second quarter of 2025.
For the nine months ended September 30, 2025, noninterest expense totaled $116.4 million, an increase of $29.7 million, or 34.3%, compared to noninterest expense of $86.7 million for the nine months ended September 30, 2024.
Merger and acquisition expenses increased $11.4 million for the nine months ended September 30, 2025, which includes $11.2 million of merger related expenses related to the William Penn acquisition and $164 thousand related to the Charis Insurance Group acquisition.
Salaries and benefits increased $10.9 million for the nine months ended September 30, 2025, compared to the same period in 2024, The increase is attributable to (i) equity-based compensation expense for stock options and restricted stock awards totaling $2.8 million that were recognized in the nine months ended September 30, 2025; (ii) the retail staff additions at the twelve retail locations added through the William Penn acquisition; and (iii) the retention of various William Penn team members through the completion of systems integration, which occurred on June 20, 2025.
Software licensing and utilization costs increased $2.5 million for the nine months ended September 30, 2025, compared to the same period in 2024. The increase reflects additional costs to (i) license the additional William Penn branches; and (ii) upgrades to internal systems, including network storage, cybersecurity, and data security enhancements in response to the Bank's larger size and increased IT complexity.
Occupancy expenses increased $1.6 million for the nine months ended September 30, 2025, compared to the same period in 2024. The increase was driven by the facility operating costs of the additional retail locations added through the William Penn acquisition.
The core efficiency ratio(1) was 58.8% in the third quarter of 2025, compared to 62.6% in the second quarter of 2025 and 64.9% in the third quarter of 2024. The improvement in the core efficiency ratio during the third quarter of 2025 compared to the second quarter of 2025 was the result of higher net interest income, higher noninterest income and lower noninterest expense. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the respective merger agreement between Mid Penn and 1st Colonial or Cumberland Advisors; the outcome of any legal proceedings that may be instituted against Mid Penn or 1st Colonial; delays in completing the transactions; the failure to obtain necessary regulatory approvals for the 1st Colonial acquisition (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain 1st Colonial shareholder approval or to satisfy any of the other conditions to the 1st Colonial or Cumberland Advisors transaction on a timely basis or at all; the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the 1st Colonial or Cumberland Advisors transaction; the ability to complete the integration of Mid Penn and its targets successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the 1st Colonial or Cumberland Advisors transaction; and other factors that may affect the future results of Mid Penn, 1st Colonial or Cumberland Advisors.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
Ending Balances:
Investment securities	$781,888	$769,211	$634,044	$643,352	$642,291
Loans, net of unearned income	4,821,134	4,832,898	4,491,167	4,443,070	4,431,704
Total assets	6,267,349	6,354,543	5,546,026	5,470,936	5,527,025
Total deposits	5,342,720	5,449,664	4,732,202	4,689,927	4,706,764
Shareholders' equity	796,323	775,708	667,933	655,018	573,059
Average Balances:
Investment securities	782,020	652,105	639,580	633,409	610,586
Loans, net of unearned income	4,804,163	4,724,638	4,459,679	4,441,436	4,405,969
Total assets	6,385,751	6,036,045	5,491,763	5,481,473	5,470,641
Total deposits	5,468,144	5,159,754	4,681,708	4,687,880	4,597,686
Shareholders' equity	783,547	670,491	660,964	623,670	565,300

	Three Months Ended
Income Statement:	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
Net interest income	$53,629	$48,206	$42,509	$41,280	$40,169
(Benefit)/provision for credit losses (4)	(434)	2,269	301	333	516
Noninterest income	8,183	6,143	5,239	6,149	5,178
Noninterest expense	37,982	47,798	30,642	30,913	29,959
Income before provision for income taxes	24,264	4,282	16,805	16,183	14,872
Provision/(benefit) for income taxes	5,967	(480)	3,063	2,951	2,571
Net income available to shareholders	18,297	4,762	13,742	13,232	12,301
Net income excluding non-recurring income and expenses (1)	17,772	15,074	13,907	12,961	12,383

Per Share:
Basic earnings per common share	$0.80	$0.22	$0.71	$0.72	$0.74
Diluted earnings per common share	0.79	0.22	0.71	0.72	0.74
Cash dividends declared	0.22	0.20	0.20	0.20	0.20
Book value per common share	34.56	33.85	34.50	33.84	34.48
Tangible book value per common share (1)	27.96	27.22	27.58	26.90	26.36

Asset Quality:
Net charge-offs/(recoveries) to average loans (3)	0.008%	0.069%	(0.0003%)	0.037%	0.031%
Non-performing loans to total loans	0.37	0.38	0.54	0.51	0.39
Non-performing asset to total loans and other real estate	0.57	0.58	0.57	0.51	0.40
Non-performing asset to total assets	0.44	0.44	0.46	0.41	0.32
ACL on loans to total loans	0.77	0.78	0.80	0.80	0.80
ACL on loans to nonperforming loans	207.92	206.49	149.05	157.07	204.61

Profitability:
Return on average assets (3)	1.14%	0.32%	1.01%	0.96%	0.89%
Return on average equity (3)	9.26	2.85	8.43	8.44	8.66
Return on average tangible common equity (1) (3)	11.95	4.05	10.84	11.07	11.69
Tax-equivalent net interest margin	3.60	3.44	3.37	3.21	3.13
Core Efficiency ratio (1)	58.80	62.56	62.79	63.94	64.89

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.4%	10.6%	10.2%	10.0%	8.4%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	13.9	12.8	12.0	12.1	10.1
Tier 1 Capital (to Risk Weighted Assets) (2)	13.9	12.8	12.0	12.1	10.1
Total Capital (to Risk Weighted Assets) (2)	15.5	14.4	13.8	14.0	11.9
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of September 30, 2025 are preliminary and prior periods are actual.
(3)Annualized ratio
(4)Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction on April 30, 2025.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
ASSETS
Cash and due from banks	$18,013	$52,671	$47,688	$37,002	$57,518
Interest-bearing balances with other financial institutions	24,736	22,828	16,880	14,490	19,323
Federal funds sold	214,420	261,353	42,686	19,072	67,554
Total cash and cash equivalents	257,169	336,852	107,254	70,564	144,395
Investment Securities:
Held to maturity, at amortized cost	354,094	364,029	375,115	382,447	386,618
Available for sale, at fair value	427,352	404,745	258,493	260,477	255,227
Equity securities available for sale, at fair value	442	437	436	428	446
Loans held for sale	6,085	6,101	6,851	7,064	7,919
Loans, net of unearned income	4,821,134	4,832,898	4,491,167	4,443,070	4,431,704
Less: Allowance for credit losses	(37,337)	(37,615)	(35,838)	(35,514)	(35,562)
Net loans	4,783,797	4,795,283	4,455,329	4,407,556	4,396,142

Premises and equipment, net	48,491	47,732	40,328	38,806	33,765
Operating lease right of use asset	15,700	15,026	9,402	7,699	7,390
Finance lease right of use asset	2,413	2,458	2,503	2,548	2,593
Cash surrender value of life insurance	95,015	94,770	51,351	51,521	53,135
Restricted investment in bank stocks	6,737	7,110	6,660	7,461	10,589
Accrued interest receivable	29,705	28,546	27,263	26,846	27,286
Deferred income taxes	27,475	35,333	21,800	22,747	23,197
Goodwill	136,620	135,473	128,160	128,160	128,160
Core deposit and other intangibles, net	15,586	16,531	5,814	6,242	6,713
Foreclosed assets held for sale	9,346	9,816	1,402	44	281
Other assets	51,322	54,301	47,865	50,326	43,169
Total Assets	$6,267,349	$6,354,543	$5,546,026	$5,470,936	$5,527,025

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$836,374	$857,072	$788,316	$759,169	$791,980
Interest-bearing transaction accounts	2,858,082	2,772,739	2,375,205	2,319,753	2,288,783
Time	1,648,264	1,819,853	1,568,681	1,611,005	1,626,001
Total Deposits	5,342,720	5,449,664	4,732,202	4,689,927	4,706,764

Short-term borrowings	—	—	25,000	2,000	114,097
Long-term debt	23,258	23,374	23,489	23,603	23,716
Subordinated debt and trust preferred securities	37,149	37,303	45,587	45,741	45,894
Operating lease liability	15,973	15,342	9,765	8,092	7,778
Accrued interest payable	16,460	13,421	12,900	13,484	18,995
Other liabilities	35,466	39,731	29,150	33,071	36,722
Total Liabilities	5,471,026	5,578,835	4,878,093	4,815,918	4,953,966

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	23,551	23,419	19,803	19,797	17,061
Additional paid-in capital	588,405	584,291	480,866	480,491	406,922
Retained earnings	205,320	191,574	191,469	181,597	172,234
Accumulated other comprehensive loss	(8,907)	(11,756)	(14,163)	(16,825)	(13,116)
Treasury stock	(12,046)	(11,820)	(10,042)	(10,042)	(10,042)
Total Shareholders’ Equity	796,323	775,708	667,933	655,018	573,059
Total Liabilities and Shareholders' Equity	$6,267,349	$6,354,543	$5,546,026	$5,470,936	$5,527,025

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
INTEREST INCOME
Loans, including fees	$76,262	$72,469	$66,537	$68,110	$68,080
Investment securities:
Taxable	6,614	4,637	4,460	4,223	4,136
Tax-exempt	331	344	348	358	359
Other interest-bearing balances	196	142	138	154	223
Federal funds sold	3,463	2,428	261	467	1,043
Total Interest Income	86,866	80,020	71,744	73,312	73,841
INTEREST EXPENSE
Deposits	32,631	30,981	28,264	30,836	30,689
Short-term borrowings	—	86	290	509	2,296
Long-term and subordinated debt	606	747	681	687	687
Total Interest Expense	33,237	31,814	29,235	32,032	33,672
Net Interest Income	53,629	48,206	42,509	41,280	40,169
Net (benefit)/provision for credit losses (1)	(434)	2,269	301	333	516
Net Interest Income After Provision for Credit Losses	54,063	45,937	42,208	40,947	39,653
NONINTEREST INCOME
Fiduciary and wealth management	1,340	1,406	1,140	1,215	1,204
ATM debit card interchange	1,019	958	919	971	962
Service charges on deposits	647	652	562	579	549
Mortgage banking	1,013	676	591	656	768
Mortgage hedging	50	(7)	(9)	11	(1)
Net gain on sales of SBA loans	—	63	57	15	151
Earnings from cash surrender value of life insurance	605	491	274	280	276
Other	3,509	1,904	1,705	2,422	1,269
Total Noninterest Income	8,183	6,143	5,239	6,149	5,178
NONINTEREST EXPENSE
Salaries and employee benefits	20,941	20,753	16,309	16,947	16,156
Software licensing and utilization	3,310	3,272	2,574	2,606	2,366
Occupancy, net	2,642	2,365	2,274	1,913	1,815
Equipment	1,248	1,248	1,094	1,213	1,206
Shares tax	1,006	606	919	405	824
Legal and professional fees	1,070	993	826	1,006	1,613
ATM/card processing	557	621	733	634	606
Intangible amortization	944	744	428	471	460
FDIC Assessment	422	994	990	843	1,150
Loss/(gain) on sale or write-down of foreclosed assets, net	471	—	(28)	73	(35)
Merger and acquisition	233	11,011	314	436	109
Other	5,138	5,191	4,209	4,366	3,689
Total Noninterest Expense	37,982	47,798	30,642	30,913	29,959
INCOME BEFORE PROVISION FOR INCOME TAXES	24,264	4,282	16,805	16,183	14,872
Provision/(benefit) for income taxes	5,967	(480)	3,063	2,951	2,571
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$18,297	$4,762	$13,742	$13,232	$12,301

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.80	$0.22	$0.71	$0.72	$0.74
Diluted Earnings Per Common Share	0.79	0.22	0.71	0.72	0.74
Cash Dividends Declared	0.22	0.20	0.20	0.20	0.20
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction on April 30, 2025.

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$26,950	$196	2.89%	$23,271	$142	2.45%	$25,123	$223	3.53%
Investment Securities:
Taxable	716,356	6,502	3.60	584,919	4,570	3.13	537,257	3,682	2.73
Tax-Exempt	65,664	331	2.00	67,186	344	2.05	73,329	359	1.95
Total Securities	782,020	6,833	3.47	652,105	4,914	3.02	610,586	4,041	2.63

Federal Funds Sold	310,525	3,463	4.42	236,037	2,428	4.13	75,683	1,043	5.48
Loans, Net of Unearned Income	4,804,163	76,262	6.30	4,724,638	72,469	6.15	4,405,969	68,080	6.15
Restricted Investment in Bank Stocks	7,143	112	6.22	6,945	67	3.87	13,252	454	13.63
Total Earning Assets	5,930,801	86,866	5.81	5,642,996	80,020	5.69	5,130,613	73,841	5.73

Cash and Due from Banks	49,582			50,376			44,052
Other Assets	405,368			342,673			295,976
Total Assets	$6,385,751			$6,036,045			$5,470,641

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,268,802	$5,736	1.79%	$1,123,130	$4,954	1.77%	$1,066,878	$5,291	1.97%
Money Market	1,237,556	9,046	2.90	1,179,756	8,350	2.84	921,054	7,060	3.05
Savings	333,545	64	0.08	307,634	70	0.09	272,186	63	0.09
Time	1,775,539	17,785	3.97	1,735,427	17,607	4.07	1,561,633	18,275	4.66
Total Interest-bearing Deposits	4,615,442	32,631	2.80	4,345,947	30,981	2.86	3,821,751	30,689	3.19

Short term borrowings	1	—	0.00	7,418	86	4.65	169,754	2,296	5.38
Long-term debt	23,302	264	4.49	23,417	252	4.32	23,757	264	4.42
Subordinated debt and trust preferred securities	37,224	342	3.65	45,264	495	4.39	45,969	423	3.66
Total Interest-bearing Liabilities	4,675,969	33,237	2.82	4,422,046	31,814	2.89	4,061,231	33,672	3.30

Noninterest-bearing Demand	852,702			813,807			775,935
Other Liabilities	73,533			129,701			68,175
Shareholders' Equity	783,547			670,491			565,300
Total Liabilities & Shareholders' Equity	$6,385,751			$6,036,045			$5,470,641

Net Interest Income		$53,629			$48,206			$40,169
Taxable Equivalent Adjustment (1)		245			245			252
Net Interest Income (taxable equivalent basis)		$53,874			$48,451			$40,421

Total Yield on Earning Assets			5.81%			5.69%			5.73%
Cost of funds			2.39%			2.44%			2.77%
Rate on Supporting Liabilities			2.82			2.89			3.30
Average Interest Spread			2.99			2.80			2.43
Tax-Equivalent Net Interest Margin			3.60			3.44			3.13
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
Allowance for Credit Losses on Loans:
Beginning balance	$37,615	$35,838	$35,514	$35,562	$35,288

Purchase credit deteriorated loans	—	343	—	—	—

Loans Charged off
Commercial real estate	—	(691)	—	—	—
Commercial and industrial	(91)	(203)	—	(407)	(356)
Construction	—	—	—	—	—
Residential mortgage	—	—	—	—	—
Consumer	(40)	(15)	(15)	(18)	(8)
Total loans charged off	(131)	(909)	(15)	(425)	(364)
Recoveries of loans previously charged off
Commercial real estate	9	1	1	2	—
Commercial and industrial	—	3	6	1	—
Construction	—	—	—	—	—
Residential mortgage	3	83	2	7	2
Consumer	28	11	9	7	15
Total recoveries	40	98	18	17	17
Balance before provision	37,524	35,370	35,517	35,154	34,941
(Benefit)/provision for credit losses - loans (1)	(187)	2,245	321	360	621
Balance, end of quarter	$37,337	$37,615	$35,838	$35,514	$35,562

Nonperforming Assets
Total nonaccrual loans	$17,957	$18,216	$24,045	$22,610	$17,380

Foreclosed real estate	9,346	9,816	1,402	44	281
Total nonperforming assets	27,303	28,032	25,447	22,654	17,661

Accruing loans 90 days or more past due	160	—	3	—	1
Total risk elements	$27,463	$28,032	$25,450	$22,654	$17,662
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn transaction on April 30, 2025.

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.

Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024

Shareholders' Equity	$796,323	$775,708	$667,933	$655,018	$573,059
Less: Goodwill	136,620	135,473	128,160	128,160	128,160
Less: Core Deposit and Other Intangibles	15,586	16,531	5,814	6,242	6,713
Tangible Equity	$644,117	$623,704	$533,959	$520,616	$438,186

Common Shares Outstanding	23,039,223	22,915,194	19,362,094	19,355,797	16,620,174

Tangible Book Value per Share	$27.96	$27.22	$27.58	$26.90	$26.36

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024

Net Income Available to Common Shareholders	$18,297	$4,762	$13,742	$13,232	$12,301
Less: BOLI Death Benefit Income	71	1	83	615	4
Less: Recoveries on loans previously acquired in business combinations (1)	534	—	—	—	—
Less: Swap cancellation gain	279	—	—	—	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	420	—	—	—	—
Plus: Merger and Acquisition Expenses	233	11,011	314	436	109
Plus: Compensation expense for accelerated vesting of stock options and restricted stock awards	753	2,043	—	—	—
Less: Tax Effect of Non-Recurring Expenses	207	2,741	66	92	23
Net Income Excluding Non-Recurring Income and Expenses	$17,772	$15,074	$13,907	$12,961	$12,383

Weighted Average Shares Outstanding	23,005,504	21,566,617	19,355,867	18,338,224	16,612,657

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.77	$0.70	$0.72	$0.71	$0.75
(1) These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024

Net income available to common shareholders	$18,297	$4,762	$13,742	$13,232	$12,301
Plus: Intangible amortization, net of tax	746	588	338	372	363
	19,043	5,350	14,080	13,604	12,664

Average shareholders' equity	783,547	670,491	660,964	623,670	565,300
Less: Average goodwill	135,486	130,824	128,160	128,160	127,773
Less: Average core deposit and other intangibles	16,003	9,824	6,023	6,468	6,424
Average tangible shareholders' equity	$632,058	$529,843	$526,781	$489,042	$431,103

Return on average tangible common equity(1)	11.95%	4.05%	10.84%	11.07%	11.69%
(1) Annualized ratio

Core Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024

Noninterest expense	$37,982	$47,798	$30,642	$30,913	$29,959
Less: Merger and acquisition expenses	233	11,011	314	436	109
Less: Compensation expense for accelerated vesting of stock options and restricted stock awards	753	2,043	—	—	—
Less: Intangible amortization	944	744	428	471	460
Less: Loss/(gain) on sale or write-down of foreclosed assets, net	471	—	(28)	73	(35)
Efficiency ratio numerator	35,581	34,000	29,928	29,933	29,425

Net interest income	53,629	48,206	42,509	41,280	40,169
Noninterest income	8,183	6,143	5,239	6,149	5,178
Less: BOLI Death Benefit	71	1	83	615	4
Less: Recoveries on loans previously acquired in business combinations (1)	534	—	—	—	—
Less: Swap cancellation gain	279	—	—	—	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	420	—	—	—	—
Efficiency ratio denominator	$60,508	$54,348	$47,665	$46,814	$45,343

Core efficiency ratio	58.80%	62.56%	62.79%	63.94%	64.89%
(1) These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.